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                                                                 EXHIBIT O
                                     (Proposed Notice Pursuant to Rule 22f)

                                                (Release No. 35-          )

FILINGS UNDER THE PUBLIC UTILITY HOLDING COMPANY ACT OF 1935 ("ACT")


May   , 2000

Notice is hereby given that the following filing(s) has/have been made with the Commission pursuant to provisions of the Act and rules promulgated thereunder. All interested persons are referred to the application(s) and/or declaration(s) for complete statements of the proposed transaction(s) summarized below. The application(s) and/or declaration(s) and any amendments thereto is/are available for public inspection through the Commission's Office of Public Reference. Interested persons wishing to comment or request a hearing on the application(s) and/or declaration(s) should submit their views in writing by June , 2000 to the Secretary, Securities and Exchange Commission, Washington, DC 20549, and serve a copy on the relevant applicant(s) and/or declarant(s) at the address(es) specified below. Proof of service (by affidavit or, in case of an attorney at law, by certificate) should be filed with the request. Any request for hearing shall identify specifically the issues of fact or law that are disputed. A person who so requests will be notified of any hearing, if ordered, and will receive a copy of any notice or order issued in the matter. After said date, the application(s) and/or declaration(s), as filed or as amended, may be granted and/or permitted to become effective.


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Dominion Resources, Inc., et al. (70-    )
__________________________________________________

	Dominion Resources, Inc. ("Dominion"), 120 Tredegar Street, Richmond, Virginia 23219, a registered holding company; and its wholly-owned subsidiaries; Virginia Electric Power Company, 701 East Carey Street, Richmond, Virginia 23219-3932; Dominion Energy, Inc. 120 Tredegar Street, Richmond, Virginia 23219; Consolidated Natural Gas Company, 120 Tredegar Street, Richmond, Virginia 23219; and various subsidiaries of the three foregoing companies as listed on Appendix A to the filing, have filed an application-declaration under Sections 6(a), 7, 9(a), 10 and 12(c) of the Act and Rules 42, 43 and 45 thereunder.
	The applicants request authorization, through June 30, 2005, (i) to engage in enumerated nonutility business activities, many of which are energy-related but not covered by Rule 58, (ii) to engage in such activities in nonutility companies anywhere in the Dominion System, including newly formed companies, and (iii) to restructure nonutility business components anywhere within the Dominion System, without the need for any additional prior Commission order.

  ____________________________

	For the Commission, by the Division of Investment Management, pursuant to delegated authority.

	Jonathan G. Katz
	Secretary